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July 16, 2002

Mr. Walter Wendland
President
Golden Grain Energy, LLC
2325 McCloud Avenue
New Hampton, IA 50659

Dear Mr. Wendland:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. ("U.S. Energy") and Golden Grain Energy, LLC ("Golden").

PROJECT DESCRIPTION:  Golden Grain Energy is developing a 40 million gallon per year ethanol plant (the "Plant") to be located in the eight county area surrounding New Hampton, Iowa.  The Plant will use approximately 5 MW of electricity and 4,000 MMBtu per day of natural gas. A plant site has not been selected yet and fund raising has not yet begun.

U.S. ENERGY RESPONSIBILITIES:  U.S. Energy will provide consulting and project management services for supplies of natural gas and electricity for the Plant.  These services will be provided during the construction of the plant ("Construction Period"), and after the Construction Period when the plant has been placed in service ("Completion Date").  The Completion Date shall be determined by Golden in its sole discretion.  These services will include but not be limited to the following:

A. Energy Infrastructure Advisory Services

1.

Provide an economic comparison of receiving natural gas distribution service from third party companies, or directly from Northern Natural Gas Company (NNG).  U.S. Energy will provide preliminary engineering cost estimates, route drawings, and project timeline related to constructing pipeline facilities.

In the event that the direct connect pipeline option is selected, U.S. Energy will submit the tap request to the pipeline or utility.  In addition, U.S. Energy will also attempt to negotiate an option for Golden to minimize interconnect costs through the purchase of firm transportation to the plant. Engineering and construction management services related to constructing a Golden Grain Energy pipeline can be provided by U.S. Energy's sister company U.S. Energy Engineering, Inc. on a fee basis.

2.

Determine whether firm, interruptible, or a blend of transportation entitlement with NNG will provide the lowest burnertip cost.  Factors that will be considered include pipeline credits for the new interconnect, cost of an alternate fuel system, and availability of specific receipt point capacity.

Confidential Information	Golden Initials /s/ WW
U.S. Energy Initials /s/ BLH

a.	Provide advisory services to Golden regarding electric pricing and service agreements.

b.	Analyze the electric service proposals along with generation options and recommend an electric sourcing strategy and plan. The plan may include a combination of electric supplier agreement and/or installation of on-site generation.

c.	Negotiate final electric service agreements that meet the pricing and reliability requirements of Golden.

d.

Prepare and implement a regulatory strategy, if required and if an alternative power supplier is selected.  Any attorney fees required for the specific purpose of obtaining regulatory approval for an alternative power supplier, if any, will be over and above U.S. Energy's monthly fee herein, and must be pre-approved by Golden.

3.

Evaluate the proposed electric distribution infrastructure (substation) for reliability, future growth potential and determination of the division of ownership of facilities between the utility and the Plant.

4.	Investigate economic development rates, utility grants, equipment rebates and other utility programs that may be available.

B. On-Going Energy Management Services

U.S. Energy will provide the following services at Golden's request:

1.

Provide natural gas supply information to minimize the cost of natural gas purchased. This will include acquiring multiple supply quotes and reporting to Golden the various supply index and fixed prices.  U.S. Energy will not take title to Golden gas supplies, but will communicate supply prices and potential buying strategies.

2.	Negotiate with pipelines, utilities, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet Golden's performance criteria at the lowest possible cost.

3.	Develop and implement a price management plan that is consistent with Golden's pricing objectives and risk profile.

4.

Provide daily nominations to the suppliers, pipeline, and other applicable shippers for natural gas deliveries to the plant. This will include daily electronic confirmations to Golden of all nominations and actual daily usage.  U.S. Energy will utilize customer or utility supplied telemetering to obtain actual usage data.

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Confidential Information	Golden Initials /s/ WW
U.S. Energy Initials /s/ BLH

5.	Review and renegotiate electric service costs as required. This may include:

a) Identifying new service tariffs or opportunities to renegotiate the service agreement to provide lower costs.

b) Identifying operating changes that would lower the total cost of electricity while maintaining production performance of the Plant.

c) Identifying on-site generation opportunities as market conditions change.

5.	Evaluate other options that may reduce energy costs. Some of these options include, but are not limited to joint projects with other energy users in the area.

6.	Provide a monthly projection of energy (natural gas and electricity) and annual summaries.

7.	Provide natural gas and electric energy operating budgets for the Plant.

8.

Provide a consolidated monthly invoice to Golden that reflects all applicable natural gas and electric energy costs.  U.S. Energy will be responsible for reviewing, reconciling and paying all shipper, supplier and utility invoices.

9.	Perform initial sales tax exemption audits for energy consumption costs as required by Iowa tax laws.

TERM:  The Initial Term of this Agreement shall commence on August 1, 2002 and continue until six months after the Completion Date.  The Agreement shall be month-to-month after the Initial Term.  This Agreement may be terminated by either party effective after the Initial Term upon sixty (60) days prior written notice.

FEES:  U.S. Energy's fee for services described above during the Initial Term of this Agreement shall be $2,500 per month, plus pre-approved travel expenses.  Golden may defer payment on the invoiced amounts until financing for the plant has been secured.  Deferred invoice amounts shall not bear interest. Plant financing shall be deemed to be secured at the time Golden and its project lender(s) actually execute and deliver all required documents for closing the loans necessary to finance the complete construction of the ethanol plant. In the event that plant financing is not secured, this Agreement shall become null and void and both parties will be relieved of professional and/or financial obligations due the other party. If Golden experiences significant delays in its project timeline and it is necessary for U.S. Energy to delay work on Golden's

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Confidential Information	Golden Initials /s/ WW
U.S. Energy Initials /s/ BLH

energy management activities, U.S. Energy will suspend its activities and suspend invoicing Golden until U.S. Energy's activities resume.

BILLING AND PAYMENT:  On the first of the month, U.S. Energy shall invoice Golden for the work to be completed that month.  Payment shall be deferred until plant financing has been secured.  After plant financing has been secured and monthly thereafter, Golden shall pay U.S. Energy within ten (10) days of receipt of invoice. U.S. Energy will also provide to Golden a consolidated invoice of the Plant's energy costs.

INDEPENDENT CONTRACTOR:  U.S. Energy shall be and remain an independent contractor-consultant during the term of this Agreement, and U.S. Energy, its directors, officers and employees, shall not act for, or bind Golden in any manner, unless specifically authorized to do so by Golden.

CONFIDENTIALITY:  U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession and such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal, contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by Golden.  All such information shall be and remain the property of Golden unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon Golden's request.  Notwithstanding anything to the contrary herein, U.S. Energy shall not disclose any information which is in any way related to this Agreement or U.S. Energy's services hereunder without first discussing such proposed disclosure with Golden.

NOTICES:  Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the addresses listed below. Either party may, from time-to-time, identify alternate addresses at which they may receive notice during the term of this Agreement by providing written notice to the other party of such alternate addresses.

Golden:	Golden Grain Energy, LLC
2325 McCloud Avenue
New Hampton, IA 50659
Attn: Stan Laures

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Confidential Information	Golden Initials /s/ WW
U.S. Energy Initials /s/ BLH

U.S. Energy:	U.S. Energy Services, Inc.
(Payment)	c/o US Bank SDS 12-1449
Account #: 173100561153
P.O. Box 86
Minneapolis, MN 55486

(Notices):	U.S. Energy Services, Inc.
1000 Superior Blvd, Suite 201
Wayzata, MN 55391
Attn: Bruce L. Hoffarber

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and Golden.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Iowa.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

If the above correctly sets forth Golden's understanding of the Agreement, please so indicate in the spaces below and return one copy to U.S. Energy, Attention: Bruce L. Hoffarber.

Sincerely,

U.S. ENERGY SERVICES, INC.

By: /s/ Bruce L. Hoffarber (Sign)

Name: Bruce L. Hoffarber (Print)

Title: Vice President

Date: July 31, 2002

ACCEPTED AND DATED TO THIS 31st
DAY OF July , 2002.

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Confidential Information	Golden Initials /s/ WW
U.S. Energy Initials /s/ BLH

GOLDEN GRAIN ENERGY, LLC

By: /s/ Walter Wendland (Sign)

Name: Walter Wendland (Print)

Title: President

Date: 7/31/02

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